                                                                          May 2019

Pricing Supplement filed pursuant to Rule 424(b)(2) dated May 31, 2019 / Registration Statement No. 333-219206
STRUCTURED INVESTMENTS

                                                           Opportunities in International Equities

  GS Finance Corp.

$2,832,850 Buffered PLUS Based on the Value of the TOPIX due June 3, 2021

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (June 3, 2021) is based on the performance of the TOPIX as measured from the pricing date (May 31, 2019) to and including the valuation date (May 28, 2021).

If the final index value (the index closing value on the valuation date) is greater than the initial index value of 1,512.28, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value), subject to the maximum payment at maturity of $12.125 per PLUS. If the final index value is less than the initial index value but has not decreased by more than the buffer amount of 15.00% of the initial index value, you will receive the principal amount of your PLUS. However, if the final index value has decreased from the initial index value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 15.00% of the stated principal amount.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•

if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) the index percent increase, subject to the maximum payment at maturity of $12.125;

•	if the final index value is equal to or less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15.00%, $10; or
•

if the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15.00%, $1.50 plus the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the underlying index, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 85.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount.

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date is equal to approximately $9.70 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your PLUS, if it makes a market in the PLUS, see the following page. Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	June 5, 2019	Original issue price:	100.00% of the principal amount
Underwriting discount:	2.65% ($75,070.525 in total)*	Net proceeds to the issuer:	97.35% ($2,757,779.475 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.25 for each PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.015 for each PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 5,564 dated May 31, 2019

The issue price, underwriting discount and net proceeds listed above relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.70 per $10 principal amount, which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your PLUS at the time of pricing, plus an additional amount (initially equal to $0.30 per $10 principal amount).

Prior to May 31, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through May 30, 2020). On and after May 31, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market) will equal approximately the then-current estimated value of your PLUS determined by reference to such pricing models.

May 2019

About Your PLUS

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●General terms supplement no. 1,735 dated July 10, 2017

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

May 2019

                                                                          May 2019

Pricing Supplement filed pursuant to Rule 424(b)(2) dated May 31, 2019 / Registration Statement No. 333-219206
STRUCTURED INVESTMENTS

                                                           Opportunities in International Equities

  GS Finance Corp.

$2,832,850 Buffered PLUS Based on the Value of the TOPIX due June 3, 2021

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (June 3, 2021) is based on the performance of the TOPIX as measured from the pricing date (May 31, 2019) to and including the valuation date (May 28, 2021).

If the final index value (the index closing value on the valuation date) is greater than the initial index value of 1,512.28, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value), subject to the maximum payment at maturity of $12.125 per PLUS. If the final index value is less than the initial index value but has not decreased by more than the buffer amount of 15.00% of the initial index value, you will receive the principal amount of your PLUS. However, if the final index value has decreased from the initial index value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 15.00% of the stated principal amount.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•

if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) the index percent increase, subject to the maximum payment at maturity of $12.125;

•	if the final index value is equal to or less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15.00%, $10; or
•

if the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15.00%, $1.50 plus the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the underlying index, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 85.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$2,832,850
Underlying index:	TOPIX (Bloomberg symbol, “TPX Index”)
Pricing date:	May 31, 2019
Original issue date:	June 5, 2019
Valuation date:	May 28, 2021, subject to postponement
Stated maturity date:	June 3, 2021, subject to postponement
Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Estimated value:	approximately $9.70 per PLUS

May 2019

Payment at maturity:

If the final index value is greater than the initial index value,

$10 + the leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to or less than the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15.00%, $10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount,

(1) the product of $10 × the index performance factor plus (2) $1.50

This amount will be less than the stated principal amount of $10.  The PLUS will not pay less than $1.50 per PLUS at maturity.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	200%
Maximum payment at maturity:	$12.125 per PLUS (121.25% of the stated principal amount)
Minimum payment at maturity:	$1.50 per PLUS (15.00% of the stated principal amount)
Index percent increase:	(final index value - initial index value) / initial index value
Initial index value:	1,512.28, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Buffer amount:	15.00%
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	36257D576 / US36257D5766
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the PLUS we are offering by this pricing supplement as the “offered PLUS” or the “PLUS”. Each of the PLUS has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 (the “PLUS”) can be used:

•	As an alternative to direct exposure to the underlying index that enhances returns for a limited range of positive performance of the underlying index, subject to the maximum payment at maturity
•	To potentially outperform the underlying index with respect to moderate increases in the underlying index from the initial index value to the final index value
•	To provide a buffer against a 15.00% negative performance of the underlying index from the initial index value to the final index value

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your PLUS.

 If the final index value is less than the initial index value by more than the buffer amount, the PLUS are exposed on a 1:1 basis to the negative performance of the underlying index beyond the buffer amount, subject to the minimum payment amount at maturity of $1.50 per PLUS.

Maturity:	Approximately 2 years
Payment at maturity:

•If the final index value is greater than the initial index value, $10 + the leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•If the final index value is equal to or less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15.00%, $10.

•If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount, (1) the product of $10 × the index performance factor plus (2) $1.50. This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $1.50 per PLUS at maturity.

Leverage factor:	200% (applicable only if the final index value is greater than the initial index value)

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value - initial index value) / initial index value
Index performance factor	final index value / initial index value
Buffer amount:	15.00%
Maximum payment at maturity:	$12.125 per PLUS (121.25% of the stated principal amount)
Minimum payment at maturity:	$1.50 per PLUS (15.00% of the stated principal amount)
Interest:	None
Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the TOPIX.  In exchange for enhanced performance of 200.00% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity of $12.125 per PLUS. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $12.125 per PLUS. If the underlying index has not appreciated in value or has depreciated in value, but the final index value has not declined from the initial index value by more than the buffer amount of 15.00%, investors will receive the stated principal amount of their investment.  However, if the underlying index has depreciated in value by more than the buffer amount of 15.00%, investors will lose 1.00% for every 1.00% decline in the index value beyond the buffer amount from the pricing date to the valuation date of the PLUS, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS and investors may lose up to 85.00% of their initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a limited range of positive performance. However, investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS.

Upside Scenario

The underlying index increases in value. In this case, you receive a full return of principal as well as 200% of the increase in the value of the underlying index, subject to the maximum payment at maturity of $12.125 per PLUS (121.25% of the stated principal amount). For example, if the final index value is 2.00% greater than the initial index value, the PLUS will provide a total return of 4.00% at maturity.

Par Scenario

The final index value is equal to the initial index value or is less than the initial index value but has not declined by more than the buffer amount of 15.00%. In this case, you receive the stated principal amount of $10 at maturity even if the underlying index has depreciated by up to 15.00%.

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Downside Scenario

The underlying index declines in value by more than the buffer amount of 15.00%.  In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index from the initial index value, plus the buffer amount of 15.00%.  For example, if the final index value is 25.00% less than the initial index value, the PLUS will provide at maturity a loss of 10.00% of principal. In this case, you receive $9.00 per PLUS, or 90.00% of the stated principal amount. The minimum payment at maturity on the PLUS is equal to $1.50 per

PLUS.

 How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Buffer amount:	15.00%
Maximum payment at maturity:	$12.125 per PLUS (121.25% of the stated principal amount)
Minimum payment at maturity:	$1.50 per PLUS (15.00% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪

Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $10 stated principal amount plus 200% of the appreciation of the underlying index from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, the investor will realize the maximum payment at maturity at a final index value of 110.625% of the initial index value.

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪ ▪

If the underlying index appreciates 2.00%, the investor would receive a 4.00% return, or $10.40 per PLUS.

If the underlying index appreciates 30.00%, the investor would receive only the maximum payment at maturity of $12.125 per PLUS, or 121.25% of the stated principal amount.

▪

Par Scenario. If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15.00%, investors will receive the stated principal amount of $10 per PLUS.

	▪	If the underlying index depreciates 5.00%, investors will receive the $10 stated principal amount per PLUS.
▪

Downside Scenario. If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15.00%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 15.00%.  The minimum payment at maturity is $1.50 per PLUS.

 ▪ If the underlying index depreciates 25.00%, the investor would lose 10.00% of the investor’s principal and receive only $9.00 per PLUS at maturity, or 90.00% of the stated principal amount.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value on any day throughout the life of the PLUS, including the final index value on the valuation date, cannot be predicted. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Leverage factor	200.00%
Buffer amount	15.00%
Maximum payment at maturity	$12.125 per PLUS
Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

For these reasons, the actual performance of the underlying index over the life of your PLUS, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	121.250%
135.000%	121.250%
130.000%	121.250%
110.625%	121.250%
107.000%	114.000%
105.000%	110.000%
103.000%	106.000%
100.000%	100.000%
97.000%	100.000%
93.000%	100.000%
85.000%	100.000%
84.999%	99.999%
75.000%	90.000%
50.000%	65.000%
30.000%	45.000%
25.000%	40.000%
0.000%	15.000%

If, for example, the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your PLUS at maturity would be 40.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 60.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose 85.000% of your investment in the PLUS. In addition, if the final index value were determined to be 150.000% of the initial index value, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 121.250% of each $10 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final index value greater than 110.625% of the initial index value.

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this pricing supplement.

We cannot predict the actual final index value or what the market value of your PLUS will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered PLUS will depend on the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS on the stated maturity date may be very different from the information reflected in the examples above.

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your PLUS are linked. You should carefully consider whether the offered PLUS are suited to your particular circumstances.

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose a Substantial Portion of Your Investment in the PLUS

You can lose a substantial portion of your investment in the PLUS. The cash payment on your PLUS on the stated maturity date will be based on the performance of the TOPIX as measured from the initial index value to the index closing value on the valuation date. If the final index value has declined from the initial index value by more than the buffer amount of 15.00%, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the index value beyond the buffer amount, subject to the minimum payment amount at maturity of $1.50. Thus, you may lose a substantial portion of your investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performance of the underlying index, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Potential for the Value of Your PLUS to Increase Will Be Limited

Your ability to participate in any change in the value of the underlying index over the life of your PLUS will be limited because of the maximum payment at maturity of $12.125 per PLUS (121.25% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the value of the underlying index may rise over the life of your PLUS. Although the leverage factor provides 200.00% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 121.25% of the stated principal amount per PLUS, any increase in the final index value over the initial index value by more than

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10.625% of the initial index value will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the underlying index.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

We refer to the stocks that are included in the underlying index as underlying index stocks. The underlying index publisher calculates the value of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured PLUS.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any

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deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your PLUS may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•	the value of the underlying index;
•	the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;
•	the dividend rates of the underlying index stocks;
•

economic, financial, regulatory, political, military and other events that affect the stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;

•	interest rates and yield rates in the market;
•	the time remaining until your PLUS mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered PLUS or the payment at

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maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your PLUS. Even if the value of the underlying index increases above the initial index value during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs expects to hedge our obligations under the PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index or the underlying index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the

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value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the underlying index or underlying index stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the PLUS

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment at maturity and the market value of your PLUS before the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlying index value on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-27 of the accompanying general terms supplement no. 1,735.

Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or

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any other rights of a holder of the underlying index stocks. Your PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this pricing supplement. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked to an underlying index that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Your PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your PLUS are uncertain, both as to the timing and character of any inclusion of income in respect of your PLUS.

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The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS, that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the PLUS, could be collected via withholding. If these regulations were to apply to the PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the PLUS. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your PLUS, your PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

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The Underlying Index

TOPIX

TOPIX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TOPIX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TOPIX is calculated and published by TSE. Additional information about TOPIX is available on the underlying index publisher’s website. We are not incorporating by reference the website or any material it includes in this pricing supplement.

TOPIX

Basket Underlier Stock Weighting by Sector as of April 30, 2019

Sector:*	Percentage (%)**
Air Transportation	0.57%
Banks	6.04%
Chemicals	7.49%
Construction	2.87%
Electric Appliances	13.64%
Electric Power and Gas	1.74%
Fishery, Agriculture and Forestry	0.12%
Foods	4.17%
Glass and Ceramics Products	0.89%
Information & Communication	8.55%
Insurance	2.21%
Iron and Steel	0.96%
Land Transportation	4.66%
Machinery	5.24%
Marine Transportation	0.17%
Metal Products	0.56%
Mining	0.29%
Nonferrous Metals	0.78%
Oil and Coal Products	0.62%
Other Financing Business	1.10%
Other Products	2.13%
Pharmaceutical	5.53%
Precision Instruments	2.07%
Pulp and Paper	0.29%
Real Estate	2.31%
Retail Trade	4.56%
Rubber Products	0.78%
Securities and Commodities Futures	0.78%
Services	5.05%
Textiles and Apparels	0.65%

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Transportation Equipment	8.04%
Warehousing and Harbor Transportation Service	0.20%
Wholesale Trade	4.94%
*

Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**	Information provided by TSE. Percentages may not sum to 100% due to rounding.

The above information supplements the description of TOPIX found in the accompanying general terms supplement no. 1,735. For more details about TOPIX, the underlying index publisher and the license agreement between the underlying index publisher and the issuer, see “The Underlyings — TOPIX” on page S-82 of the accompanying general terms supplement no. 1,735.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No PLUS are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the PLUS or an advice on investments to any purchaser of the PLUS or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the PLUS, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the PLUS.

Historical Index Closing Values

The index closing values have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered PLUS, you should consult publicly available information to determine the relevant index closing values between the date of this pricing supplement and the date of your purchase of the offered PLUS. The actual performance of the underlying index over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the TOPIX for each of the four calendar quarters in 2014, 2015, 2016, 2017 and 2018 and the first two calendar quarters in 2019

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(through May 31, 2019). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the TOPIX

	High	Low	Period End
2014
Quarter ended March 31	1,306.23	1,139.27	1,202.89
Quarter ended June 30	1,269.04	1,132.76	1,262.56
Quarter ended September 30	1,346.43	1,228.26	1,326.29
Quarter ended December 31	1,447.58	1,177.22	1,407.51
2015
Quarter ended March 31	1,592.25	1,357.98	1,543.11
Quarter ended June 30	1,679.89	1,528.99	1,630.40
Quarter ended September 30	1,691.29	1,375.52	1,411.16
Quarter ended December 31	1,605.94	1,442.74	1,547.30
2016
Quarter ended March 31	1,509.67	1,196.28	1,347.20
Quarter ended June 30	1,407.50	1,204.48	1,245.82
Quarter ended September 30	1,352.67	1,209.88	1,322.78
Quarter ended December 31	1,552.36	1,301.16	1,518.61
2017
Quarter ended March 31	1,577.40	1,506.33	1,512.60
Quarter ended June 30	1,624.07	1,459.07	1,611.90
Quarter ended September 30	1,676.17	1,590.71	1,674.75
Quarter ended December 31	1,831.93	1,673.62	1,817.56
2018
Quarter ended March 31	1,911.07	1,664.94	1,716.30
Quarter ended June 30	1,815.25	1,703.80	1,730.89
Quarter ended September 30	1,822.44	1,676.20	1,817.25
Quarter ended December 31	1,824.03	1415.55	1494.09
2019
Quarter ended March 31	1,627.59	1,471.16	1,591.64
Quarter ending June 30 (through May 31, 2019)	1,630.68	1,512.28	1,512.28

The graph below shows the daily historical index closing values from January 1, 2007 through May 31, 2019. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Performance of the TOPIX

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,735. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying index publisher:	the Tokyo Stock Exchange, Inc.
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735
Postponement of valuation date	As described under “Supplemental Terms of the Notes — Valuation Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Index closing value:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Index Closing Value and ETF Closing Price” on page S-31 of the accompanying general terms supplement no. 1,735

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
Index business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-30 of the accompanying general terms supplement no. 1,735

FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Tax considerations:

You will be obligated pursuant to the terms of the PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on.gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735
ERISA:	As described under “Employee Retirement Income Security Act” on page S-102 of the accompanying general terms supplement no. 1,735
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-103 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.25, or 2.50% of the principal amount, for each PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.015, or 0.15% of the principal amount, for each PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the PLUS against payment therefor in New York, New York on June 5, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

May 2019

GS Finance Corp. Buffered PLUS Based on the Value of the TOPIX due June 3, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

About Your PLUS:

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●General terms supplement no. 1,735 dated July 10, 2017

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Validity of the PLUS and Guarantee:

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the PLUS offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such PLUS have been authenticated by the trustee pursuant to the indenture, and such PLUS and the guarantee have been delivered against payment as contemplated herein, (a) such PLUS will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

May 2019

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$2,832,850

GS Finance Corp.

Buffered PLUS Based on the Value of the TOPIX due June 3, 2021

Principal at Risk Securities

Goldman Sachs & Co. LLC

May 2019